UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 23, 2008

Date of Report (Date of earliest event reported)

EPICEPT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road
Tarrytown, New York	10591
(Address of principal executive offices)	(Zip Code)

(914) 606-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 23, 2008, the registrant, EpiCept Corporation (the "Company"), entered into an amendment to the repayment agreement with Technologie-Beteiligungs Gesellschaft mbH der Deutschen Ausgleichsbank (“tbg”).

In August 1997, EpiCept GmbH, a wholly-owned subsidiary of the Company, entered into a ten-year non-amortizing loan in the amount of €1.5 million with tbg. The loan bore interest at 6% per annum. Tbg was also entitled to receive additional compensation equal to 9% of the annual surplus (income before taxes, as defined in the loan agreement) of EpiCept GmbH, reduced by any other compensation received from EpiCept GmbH by virtue of other loans to or investments in EpiCept GmbH provided that tbg is an equity investor in EpiCept GmbH during that time period. At the demand of tbg, additional amounts may also have been due at the end of the loan term, up to 30% of the loan amount, per §9 Section 4 of the loan agreement.

In December 2007, pursuant to the terms of a repayment agreement, the Company agreed to repay to tbg approximately €0.2 million on December 31, 2007, representing all interest payable to tbg as of that date. The remaining loan balance of €1.5 million plus accrued interest at a rate of 7.38% per annum beginning January 1, 2008, was due to tbg no later than June 30, 2008. Tbg waived any additional interest payments of approximately €0.5 million provided for in § 9 Section 4 of the loan agreement. As of May 23, 2008, the €1.5 million principal amount remains outstanding under the loan.

Pursuant to an amendment to the December 2007 repayment agreement, tbg agreed to allow the Company to repay the remaining loan balance of €1.5 million plus accrued interest to tbg no later than December 31, 2008, so long as the Company paid to tbg €56,000, the interest accrued between January 1, 2008 and June 30, 2008, no later than July 1, 2008.

A copy of the amendment to the repayment agreement is attached hereto and incorporated herein by reference as Exhibit 10.1.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is contained in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits.

10.1	Amendment to the Repayment Agreement, dated May 23, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICEPT CORPORATION

/s/ ROBERT W. COOK
Name:	Robert W. Cook
Title:	Chief Financial Officer

Date: May 28, 2008

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EXHIBIT INDEX

Exhibit	Description

10.1	Amendment to the Repayment Agreement, dated May 23, 2008.

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